Nicor Inc.
                                                                   Form 8-K
                                                                   Exhibit 99.1



FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION
September 21, 2005                     Financial Contact:  Mark Knox, re: N-944
                                                           630 388-2529

                                       Media Contact:      Don Ingle
                                                           630 388-2939


    ILLINOIS COMMERCE COMMISSION UNANIMOUSLY APPROVES RATE ORDER

  Increase of less than $2 to average monthly residential customer bill -- first in nearly 10 years


Naperville, IL - Nicor Inc. (NYSE: GAS) announced today that the Illinois Commerce Commission (ICC) unanimously approved a base rate increase for its natural gas distribution company, Nicor Gas, that will add less than $2 to an average monthly residential customer bill beginning in October 2005. This represents Nicor Gas' first rate increase in nearly 10 years. Prior to the ICC's order, Nicor Gas had the lowest rates of any major utility in Illinois and among the lowest in the entire United States. Under the new rates, Nicor Gas will continue to have the lowest rates of any major Illinois natural gas utility and among the lowest in the country.

The rate increase affects the service, or delivery, portion of a customer's bill. Delivery charges make up 15 to 20 percent of the bill, while gas costs and taxes account for the remainder of the bill. Nicor Gas does not profit from gas costs, which are passed directly through to customers without markup, and are subject to ICC review.

- MORE -

The commission's order provides for a $45.6 million increase in Nicor Gas' base revenues. The company believes the order contains computational inaccuracies and it should instead be $55.1 million. Nicor Gas has filed a motion to adjust the order accordingly.

In addition, because the order shifts certain revenues and credits between base rates and Nicor Gas' purchase gas adjustment (PGA) rider, the company estimates that the actual net revenue increase is about $35.6 million assuming the computational inaccuracies are adjusted or $26.1 million if they are not. The company will issue a further statement upon receiving the ICC's clarification in this matter.

"Nicor Gas has a well-earned national reputation for being extremely cost-efficient. That unrelenting focus has enabled us to minimize costs to our customers, and to seek only two modest rate increases in more than 20 years, a record that any organization would be proud of," said Russ Strobel, president and chief executive officer. "Today's order is a necessary step toward maintaining the financial stability of our primary business, and enabling Nicor Gas to continue providing safe, reliable service to its customers."

Over the past decade, since the company's last rate increase, Nicor Gas has invested approximately $1.2 billion in capital projects and natural gas infrastructure. During this same period, despite a record of being one of the most efficient natural gas utilities in the nation, Nicor Gas has experienced rising operating costs, including, higher maintenance and safety requirements, and higher employee-related costs, including salaries, benefits and healthcare.

- MORE -

The major terms of the ICC's order include, among other things:

o A base revenue increase of $45.6 million (unadjusted) or $55.1 million (assuming adjustment), which the company estimates to be about $26.1 million (unadjusted) or $35.6 million (assuming adjustment) in actual new revenues since the order shifts certain revenues and credits between base rates and Nicor Gas' PGA rider;
o     An authorized return on equity of 10.51 percent;
o     An authorized return on rate base of 8.85 percent;
o A common equity and long-term debt ratio of 56.4 and 43.5 percent, respectively;
o A rate base of approximately $1,166.6 million (unadjusted) or $1,233.5 million (assuming adjustment);
o     A recognition in base rates of higher bad debt expenses;
o     A shifting of certain storage-related costs from Nicor Gas'
      PGA rider to base rates;
o A shifting of Chicago Hub revenue as a credit to the PGA rider; and
o     A 10-year average for weather normalization.

Commercial and industrial customers in varying rate classes will also experience modest increases depending on their gas use and service options.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard and Poor's 500 Index. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

- MORE -

Caution Concerning Forward-Looking Statements
---------------------------------------------

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," "project," "estimate," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an Illinois Commerce Commission (ICC) review and Securities and Exchange Commission (SEC) and U.S. Attorney inquiries, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of this date. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this filing.

 -30 -